Exhibit 10.2(f2)

AMENDMENT TO
FIRST HORIZON NATIONAL CORPORATION
2003 EQUITY COMPENSATION PLAN
(as Amended and Restated January 16, 2007)

The First Horizon National Corporation 2003 Equity Compensation Plan (as Amended and Restated January 16, 2007) is hereby amended as follows:

1.           The following definitions shall be added to Section 2 of the Plan:

“Deferred Compensation Award” means any Award that is not an Exempt Award.

“Exempt Award” means any Award that does not constitute deferred compensation subject to Section 409A of the Internal Revenue Code (the “Code”) under any relevant exception by statute, regulation or rule, specifically including, but not limited to, Treas. Reg. §§1.409A-1(b)(4) (short-term deferrals), 1.409A-1(b)(5) (certain stock options and stock appreciation rights) and 1.409A-1(b)(6) (restricted stock).

“Specified Employee” means a Participant who, as of the date of his separation from service, is a “key employee” of the Company or any Affiliate, any stock of which is actively traded on an established securities market or otherwise.  A Participant is a key employee if he or she meets the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code, (applied in accordance with applicable regulations thereunder and without regard to Section 416(i)(5)) at any time during the 12-month period ending on the Specified Employee Identification Date. Such Participant shall be treated as a key employee for the entire 12-month period beginning on the Specified Employee Effective Date.

For purposes of determining whether a Participant is a Specified Employee, the compensation of the Participant shall be determined in accordance with the definition of compensation provided under Treas. Reg. Section 1.415(c)-2(d)(3) (wages within the meaning of Section 3401(a) of the Code for purposes of income tax withholding at the source, plus amounts excludible from gross income under Section 125(a), 132(f)(4), 402(e)(3), 402(h)(1)(B), 402(k) or 457(b), without regard to rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed); provided, however, that, with respect to a nonresident alien who is not a Participant in the Plan, compensation shall not include compensation that is not includible in the gross income of such person under Sections 872, 893, 894, 911, 931 and 933, provided such compensation is not effectively connected with the conduct of a trade or business within the United States.

Notwithstanding anything in this paragraph to the contrary, (i) if a different definition of compensation has been designated by the Company with respect to another nonqualified deferred compensation plan in which a key employee participates, the definition of compensation shall be the definition provided in Treas. Reg. Section 1.409A-1(i)(2), and (ii) the Company may through action that is legally binding with respect to all nonqualified deferred compensation plans maintained by the Company, elect to use a different definition of compensation.

In the event of corporate transactions described in Treas. Reg. Section 1.409A-1(i)(6), the identification of Specified Employees shall be determined in accordance with the default rules described therein, unless the Company elects to utilize the available alternative methodology through designations made within the timeframes specified therein.

“Specified Employee Identification Date” means September 30, unless the Company has elected a different date through action that is legally binding with respect to all nonqualified deferred compensation plans maintained by the Company.

“Specified Employee Effective Date” means the first day of the fourth month following the Specified Employee Identification Date, or such earlier date as is selected by the Committee.

2.           The Plan is hereby amended to add a new Section 13 and to renumber all subsequent sections and references to such sections accordingly.  The new Section 13 shall read as follows:

SECTION 13 – Compliance with Section 409A of the Code.

(A)           The foregoing definitions of “Change in Control” and “Qualifying Termination” shall not be changed or modified by this Section 13 to the extent that such definitions apply to an Exempt Award, and such definitions shall not be changed or modified by this Section 13 to the extent relevant to vesting of a Deferred Compensation Award, rather than payment of a Deferred Compensation Award, and compliance with Section 409A of such definitions is not otherwise required.  In all other cases, “Change in Control” shall have the meaning set forth in Section 13(B), and a Qualifying Termination shall not constitute a Qualifying Termination unless such event also constitutes a separation from service as provided in Section 13(C).

(B)           “Change in Control” means the occurrence with respect to the Company of any of the following events:  (i) a change in the ownership of the Company; (ii) a change in the effective control of the Company; (iii) a change in the ownership of a substantial portion of the assets of the Company.

For purposes of this Section, a change in the ownership of the Company occurs on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. A change in the effective control of the Company occurs on the date on which either (i) a person, or more than one person acting as a group, acquires ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company, taking into account all such stock acquired during the 12-month period ending on the date of the most recent acquisition, or (ii) a majority of the members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such Board of Directors prior to the date of the appointment or election. A change in the ownership of a substantial portion of assets occurs on the date on which any one person, or more than one person acting as a group, other than a person or group of persons that is related to the Company, acquires assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions, taking into account all such assets acquired during the 12-month period ending on the date of the most recent acquisition.

An event constitutes a Change in Control with respect to a Participant only if the Participant performs services for the Company, or the Participant’s relationship to the Company otherwise satisfies the requirements of Treasury Regulation Section 1.409A-3(i)(5)(ii).

The determination as to the occurrence of a Change in Control shall be based on objective facts and in accordance with the requirements of Section 409A of the Code.

(C)           Whether a separation from service has occurred shall be determined in accordance with Section 409A of the Code, and the following rules shall apply:

(i)           Except in the case of a Participant on a bona fide leave of absence as provided below, a Participant is deemed to have incurred a separation from service if the Company and the Participant reasonably anticipate that the level of services to be performed by the Participant after a date certain would be reduced to twenty percent (20%) or less of the average services rendered by the Participant during the immediately preceding thirty-six (36) month period disregarding periods during which the Participant was on a bona fide leave of absence.

(ii)           A Participant who is absent from work due to military leave, sick leave or other bona fide leave of absence shall incur a separation from service on the first day immediately following the later of (a) the six-month anniversary of the commencement of the leave or (b) the expiration of the Participant’s right, if any, to reemployment or to return to work under statute or contract.

(iii)           For purposes of determine whether a separation from service has occurred, the Company and its affiliates shall be treated as a single employer.  For this purpose, an affiliate means a corporation, trade or business that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code, except that for the foregoing purposes, common ownership of at least fifty percent (50%) shall be determinative.

(iv)           The Committee specifically reserves the right to determine whether a sale or other disposition of substantial assets to an unrelated party constitutes a separation from service with respect to a Participant providing services to the seller immediately prior to the transaction and providing services to the buyer after the transaction.  Such determination shall be made in accordance with the requirements of Section 409A of the Code.

(D)           Notwithstanding any provision of the Plan to the contrary, with respect to a Deferred Compensation Award to a Participant who is a Specified Employee as of the date such Participant incurs a separation from service (as provided in Section 13(C)), payment shall be made no earlier than the first day of the seventh month following the month in which such separation from service occurs.  On such date, the Participant shall receive all payments that would have been made on or before such date but for the provisions of this section, and the terms of this section shall not affect the timing or amount of any payment to be made after such date under other provisions of the Plan, this Amendment or the Award.

3.           The Plan is hereby amended to add a new Section 15(R) to read as follows:

Notwithstanding any provision of the Plan to the contrary, specifically including, but not limited to, Section 3(A)(v), (vii), (ix) and (x) and Section 14, with respect to any Deferred Compensation Award:

(a)  Neither the Company nor the Committee may accelerate the time or form of payment of any benefit due to the Participant hereunder unless such acceleration is permitted under Treas. Reg. §1.409A-3(j)(4); and

(b)  Neither the Company nor the Committee may delay the time for payment of any benefit due to the Participant hereunder except to the extent permitted under Treas. Reg. §1.409A-2(b)(7).

4.           The Plan is hereby amended to add a new Section 15(S) to read as follows:

All references herein to Treasury Regulation §1.409A-1(b)(4) shall be to such regulation as amended from time to time or to any successor provision.  The foregoing provisions of this Plan as amended are intended to cause the Plan to conform with the requirements of a plan providing only for short-term deferrals as provided in Treasury Regulation §1.409A-1(b)(4), and the provisions of this Plan as amended shall be construed in accordance with that intention.  If any provision of this Plan shall be inconsistent or in conflict with any applicable requirements for a short-term deferral plan, then such requirement shall be deemed to override and supersede the inconsistent or conflicting provision.  Any required provision of a short-term deferral plan that is omitted from this Plan shall be incorporated herein by reference and shall apply retroactively, if necessary, and be deemed to be a part of this Plan to the same extent as though expressly set forth herein.  The Company will bear no responsibility for any determination by any other person or persons that the terms, arrangements or administration of the Plan has given rise to any tax liability under Section 409A of the Code.

5.           This Amendment shall take effect on October 16, 2007, and apply to all Awards made thereafter.